Wizzard Updates Timing for FAB Transaction and Healthcare Spin-off

PITTSBURGH, PA – June 15, 2012 - Wizzard Software Corporation (NYSE MKT: WZE), the leading podcast network, today updated shareholders on several items related to its anticipated acquisition of FAB and the spin-off of its Healthcare business.

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The SEC completed its review this week for our Proxy Statement requesting approval from shareholders to acquire FAB, among other items.  The Proxy Statement is now being printed and will be mailed to shareholders in the next 10 days.

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Wizzard has set a definitive shareholder meeting date of July 30, 2012, the timing of which includes the mandated allotment of time for shareholders to vote their proxies.

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Wizzard will form a new wholly-owned subsidiary that will be the parent of Interim Healthcare of Wyoming, our Healthcare subsidiary.

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Interim Healthcare has requested that the SEC withdraw its registration statement relating to the spin-off and the new subsidiary will file a new registration statement in its place.  This is being done to ensure compliance with the terms of the current Interim Healthcare franchise agreement, which requires a parent or holding company for publicly held companies.

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A new record date for the dividend of the spin-off shares will be set and announced closer to the July 30th shareholder meeting date.

The acquisition of FAB by Wizzard, is subject to approvals by each company’s shareholders, the satisfaction of customary closing conditions and regulatory approvals both in the U.S. and China.

About Wizzard Software:

Wizzard Software provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, NPR and more than 10,000 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales and subscriptions.  In 2011, the Wizzard Media Network received well over 1.64 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Zunes, Androids and many other devices and destinations.  We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.

Contact:

Arthur Douglas and Associates
Art Batson
407-478-1120